UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 27, 2017

KSIX Media Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-52522	98-0550352
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

10624 S. Eastern Ave., Suite A-910 Henderson, NV	89052
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 701-8030

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01	Entry into a Material Definitive Agreement

Item 8.01	Other Events

Item 9.01	Financial Statements and Exhibits

SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement

On December 27, 2017, KSIX Media Holdings, Inc. (the “Company”) and certain Brian Cox (“Cox”) entered into a Cancellation and termination of Management and Marketing Agreement dated as of July 18, 2017 (“Management Agreement”). The Company and Cox had previously entered into the Management on July 18, 2017 which provided for the Company to provide certain management services to Cox pursuant to the terms of the Management Agreement in connection with the Company’s pending merger with True Wireless, LLC (“TW”). Notwithstanding the terms of the Management Agreement, in fact the Company has provided no management services to Cox since the date of the Management Agreement and neither TW nor Cox has made any payments to the Company on account of the Management Agreement. As a result, the Company and Cox have mutually determined that the Management Agreement is a nullity, was not necessary, and to date neither the Company nor Cox have taken any action in the implementation of the Management Agreement and it is not anticipated that anything will change in the future with respect to the status of the Management Agreement. As a result, the Company and Cox mutually agreed to cancel and terminate the Management Agreement ab initio, treating the Management Agreement as a nullity as it if was never entered into by the parties thereto. The Company and Cox have further agreed that the cancellation and termination of the Management Agreement will not affect the pending closing of the merger between the Company and TW, which the Company anticipates will occur when the Company’s financial reporting is current.

Item 8.01 Other Events

A wholly-owned subsidiary of the Company, Surge Payment Systems, LLC, a Nevada limited liability company has been re-named Surge Blockchain, LLC, a Nevada limited liability company to more accurately describe the business and operations of that subsidiary.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Cancellation and Termination of Management and Marketing Agreement dated as of December 27, 2017.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KSIX Media Holdings, Inc.

By:	/s/ Kevin Brian Cox
Name:	Kevin Brian Cox
Title:	President

Dated: December 27, 2017